Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50309 800-553-1390 tel www.principalglobal.com

September 6, 2017

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Global Investors, LLC intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime 2065 Fund – Institutional Class	$100,000	10,000
Principal LifeTime 2065 Fund – R1	$100,000	10,000
Principal LifeTime 2065 Fund – R2	$100,000	10,000
Principal LifeTime 2065 Fund – R3	$100,000	10,000
Principal LifeTime 2065 Fund – R4	$100,000	10,000
Principal LifeTime 2065 Fund – R5	$100,000	10,000
Principal LifeTime Hybrid 2065 Fund – Institutional Class	$100,000	10,000
Principal LifeTime Hybrid 2065 Fund – R6	$100,000	10,000

Each share of the Principal LifeTime 2065 Fund has a par value of $0.01 and a price of $10.00 per share. Each share of the Principal LifeTime Hybrid 2065 Fund has a par value of $0.01 and a price of $10.00 per share. In connection with such purchase, Principal Global Investors, LLC represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL GLOBAL INVESTORS, LLC

BY	/s/ Adam U. Shaikh
Adam U. Shaikh
Counsel